Exhibit 99.1

Columbus Acquisition Corp Announces the Separate Trading of its Ordinary Shares and Rights, Commencing on March 17, 2025

New York, March 13, 2025 (GLOBE NEWSWIRE) --  Columbus Acquisition Corp (the “Company”) (Nasdaq: COLA), a blank check company, today announced that, commencing on March 17, 2025, holders of 6,000,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”), may elect to separately trade the ordinary shares and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “COLAU.” Any underlying ordinary shares and rights that are separated will trade on the NASDAQ under the symbols “COLA” and “COLAR,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into ordinary shares and rights.

The Units were initially offered by the Company in an underwritten offering. A.G.P./Alliance Global Partners acted as the sole book-running manager for the offering. The Benchmark Company, LLC acted as the co-manager for the offering. A registration statement on Form S-1 (File No. 333-283278) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on January 22, 2025. The Offering was made only by means of a prospectus, copies of which may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Columbus Acquisition Corp

Columbus Acquisition Corp is a blank check company incorporated in the Cayman Islands, sponsored by Hercules Capital Management VII Corp, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to identify a prospective target business which will not be limited to a particular industry or geographic location.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Columbus Acquisition Corp, including those set forth in the Risk Factors section of Columbus Acquisition Corp’s registration statement and prospectus for the Offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Columbus Acquisition Corp undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Fen Zhang
Chairman and Chief Executive Officer
Email: eric.zhang@hercules.global
Tel: (+1) 949 899 1827